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                                                                    Exhibit 99.2
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                       Text of Management's Presentation
                       ---------------------------------

BSB Bancorp, Inc.
Teleconference/Webcast Comments
January 26, 2001   2:00 PM ET


Larry G. Denniston, SVP and Corporate Secretary:

          "Thank you.

          Good afternoon and welcome to our teleconference and webcast to discuss the Company's fourth quarter and year-end 2000 financial results.

          Participants today are BSB's new President and Chief Executive Officer, Howard W. Sharp and Senior Vice President and Chief Financial Officer, Rexford C. Decker. Rex will open by reviewing the financial results and Howard will then present general comments on the Company and outline his priorities. A question and answer session will follow their remarks.

          Let me remind you that this presentation contains forward looking statements, including those regarding the projected performance of BSB Bancorp, Inc. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from any forward-looking information discussed in this call since forward-looking information may involve significant risks and uncertainties. Factors that might cause such differences include, but are not limited to: fluctuations in interest rates, government regulations, and economic conditions and competition in the geographic and business areas in which BSB conducts its operations, as well as unanticipated loan losses and other similar conditions. Except as required by law, BSB disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements made today to reflect future events or developments. For additional information regarding BSB, including a discussion of related risk factors, please refer BSB's public filings with the Securities and Exchange Commission which are available online at http://www.sec.gov/.

          We will now begin with BSB senior vice president and chief financial officer, Rex Decker."

Rexford C. Decker, SVP & CFO:

          "Thank you, Larry. I too would like to thank everyone for joining us today.

          I am going to review briefly the highlights of our fourth quarter and year end results, as reported in yesterday's earnings release.

          Net interest income decreased by $1.5 million from the third quarter to the fourth quarter of 2000. The decline in net interest income is attributable to two primary factors. First, the Bank experienced a continued increase in the cost of funds from 5.00 % in the third Quarter to 5.17% in the fourth quarter. This factor resulted in an approximate $880,000 decrease in net interest income. The second factor was a decline in the Bank's yield on interest earning assets of 9 basis points, which contributed an additional $485,000 decrease in net interest income. The 4.3% decline in net interest income from the fourth quarter of 1999 to fourth quarter of 2000 was almost entirely due to margin compression as average-earning assets increased a modest
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1.2%. When comparing the 4.29% margin for the fourth quarter of 1999 with the fourth quarter of 2000 margin of 4.04%, it should be noted that the higher levels of non-performing loans during the fourth quarter of 2000 lowered interest income by approximately $550,000 or 10 basis points of margin.

          Net interest margin declined from 4.31% in the third quarter of 2000 to 4.04% in the fourth quarter of 2000. The first half of 2000 showed increases to margin due to faster repricing of our assets. In the second half of 2000, rapidly rising liability costs gave back those earlier gains in margin.

         In the fourth quarter, we recorded total provision for credit losses of $26.9 million. The additional reserves take the bank to a reserve level that was deemed appropriate for the loan portfolio at December 31, 2000. Now I would like to provide a few numbers pertaining to credit conditions.

          Non performing loans decreased from $33.1 million at September 30th 2000 to $32.1 million at December 31, 2000.

          Loans 30 to 89 days past due increased from $28.1 million at September 30th 2000 to $66.5 million at December 31. This and non performing loan levels were factors taken into consideration when making adjustments to the reserves at December 31, 2000.

          Charge offs for each of the third and fourth quarters of 2000 were $9.4 million.

          To address the conditions in the economy and the loan portfolios, the Allowance for Loan Losses was increased from $41.8 million at September 30, 2000 to $59.3 million at December 31, 2000. This brought the Allowance for Loan Losses to 3.26% of Total Loans at December 31, 2000; up from 2.30% at
September 30, 2000 and up from 1.69% at December 31, 1999. The Allowance for Loan Losses was 184.5% of Non Performing Loans at December 31, 2000, compared to 126.2% at December 31, 1999. The Allowance for Loan Losses was 3.26% of total loans outstanding at December 31, 2000, compared to 1.69% at December 31, 1999.

         Non interest income declined by approximately $500,000 from the third quarter of 2000 to the fourth quarter of 2000. Third quarter non interest income included unexpected recoveries of expenses incurred from previous years and interest earned on those funds of approximately $315,000. Also, the Bank has outsourced its merchant credit card relationships to another entity, resulting in a decline of approximately $200,000 in credit card discount income in the fourth quarter of 2000 compared to the third quarter of 2000. This reduction in credit card income was offset by associated expense reductions and also removes the risk of charge backs on merchant credit card activity. December 2000 was the first month the new relationship was in effect. Relative to merchant card activity, on an ongoing basis, non-interest income and expense will be reduced by approximately $400,000 to $500,000 per quarter. The Bank will continue to review all business lines for profitability to maximize returns and reduce risk. The fourth quarter of 1999 included a
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recovery of $1.0 million on a letter of credit that had initially been reserved for in 1993. Recurring non-interest income, excluding this recovery, was up 3.9% in the fourth quarter of 2000 compared to the same quarter in 1999 and virtually flat from the third quarter of 2000.

          Operating Expenses declined $1.4 million from the third quarter of 2000 to the fourth quarter of 2000. The largest reason was the recognition of $2 million of merger expenses in the third quarter of 2000. Because of year-end accruals and adjustments done at the end of each year-end, a better comparison of expenses is the same quarter, year to year. On this basis, operating expenses declined approximately 1% from the fourth quarter 1999 compared to the same quarter 2000, with no one item being significant or material.

          For a year to year comparison, net interest income increased to $91.2 million for 2000 from $87.1 million for 1999. The margin for 2000 was 4.24% compared to 4.12% for 1999.

          Non Interest Income increased 10.8% from 1999 to 2000 when non-recurring items are removed. The largest of the non recurring items was the $1.0 million recovery in 1999 of a letter of credit as mentioned previously and recovery in 2000 of $315,000 of expenses from previous years as mentioned previously. The largest increase in recurring income items was just under $1 million in deposit fees, an increase of 22.3% in that category.

          Operating Expenses declined $1.0 million or 2.3% in 2000 when non-recurring items are removed from both 2000 and 1999. The largest non recurring items include the merger and acquisition expenses incurred in both 1999 and 2000 and are shown separately in the accompanying press release. Approximately $690,000 of this decline was in lower expenses associated with Other Real Estate Owned and less Dealer Commissions paid to auto dealers due to lower originations during the year.

          I'll now turn the call over to BSB President and CEO, Howard Sharp."

Howard W. Sharp, President and CEO

          "You will forgive me for observing that last year was a difficult year for BSB Bank. Beginning in February, with the retirement of a former CEO, continuing through a proposed merger which was not closed and culminating in the large fourth quarter provision for loan losses, the Bank faced its share of problems.

          Given the loan and earnings issues which began to surface in the third Quarter, my priority upon being hired as CEO in November was to thoroughly evaluate the commercial and industrial loan portfolio, which seemed to be the source of most of the credit quality problems. To accomplish that in a short time frame, Ernst and Young was retained to assist in a credit risk management assessment which included a review of certain specific loans and segments of the portfolio as well as credit administration issues. Late in the fourth quarter we also hired an executive
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with extensive experience in Bank examination and credit quality issues. I believe our work has resulted in an appropriate assessment of the portfolio at year-end.

          Identifying existing problem loans is one thing, but preventing a recurrence of credit problems is quite another. Thus, in addition to the work done to evaluate the portfolio, we continue to evaluate and change the way commercial credit is granted, managed and reviewed in our organization. Many of the steps we are taking are actions based upon my own experience and we have also had input from E&Y related to administration of Commercial Credit.

          If one examines the historical growth rates of the Commercial and Industrial loan portfolio at BSB Bank, it is apparent that there were very high rates of loan growth by a bank whose core markets were growing at far smaller rates. Almost inevitably, in my experience, such a condition results at some point in weak credit quality and poor administration and BSB was not an exception.

          The high growth rate in C&I loans has also resulted in an imbalance in the loan mix at BSB. The percentage of C&I loans in our Bank is about twice that of our FDIC peer group and inasmuch as we frequently did not have the primary deposit accounts of our borrowers, the loan growth exacerbated the Bank's liquidity position. You can expect us to look aggressively to reduce the C&I loans as well as the more volatile and high-cost deposits that have funded them. To the extent that such shrinkage of the balance sheet results in a negative impact upon earnings per share, we would hope the effect would be somewhat mitigated as we execute our announced plan to purchase up to 5% of our outstanding shares.

          With those comments I would summarize by saying that I've come to realize that success in banking is a lot more about execution than strategy and while we do not have a grand new strategy to announce we will be very focused on
executing the fundamentals of our business during the coming year.   Rex Decker
and I will now respond to your questions."